Exhibit 4.3

CERTIFICATE OF ELIMINATION

OF

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

OF

WADDELL & REED FINANCIAL, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Waddell & Reed Financial, Inc., a Delaware corporation (the “Company”), certifies as follows:

1.    Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority granted in the Restated Certificate of Incorporation of the Company, the Board of Directors of the Company, by resolutions duly adopted, authorized the issuance of 750,000 shares of preferred stock, par value $1.00 per share, of the Company designated as Series B Junior Participating Preferred Stock (the “Series B Preferred Stock”), and the filing of the Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock of the Company, dated as of April 9, 2009 (the “Certificate of Designation”).

2.    Pursuant to the provisions of Section 151(g) of the DGCL, the Board of Directors of the Company has adopted the following resolutions:

FURTHER RESOLVED, that none of the authorized shares of preferred stock, par value $1.00, of the Company designated as Series B Preferred Stock, are outstanding, and none of the authorized shares of Series B Preferred Stock will be issued subject to the Certificate of Designation therefor; and be it

FURTHER RESOLVED, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Restated Certificate of Incorporation all matters set forth in the Certificate of Designation filed with the Secretary of State of the State of Delaware on April 9, 2009; and be it

FURTHER RESOLVED, that the Authorized Officers are, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination at such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

3.    Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series B Preferred Stock in the Restated Certificate of Incorporation of the Company, as amended by the Certificate of Designation, are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 16th day of February, 2018.

WADDELL & REED FINANCIAL, INC.

/s/ Wendy J. Hills
Name:	Wendy J. Hills
Title:	Executive Vice President, Chief Legal Officer, General Counsel and Secretary